Exhibit 10.37

June 19, 2006

Dear Pat:

I am pleased to extend to you an offer to join Vignette Corporation (“Vignette” or “the Company”) as our Chief Financial Officer, starting on July 17, 2006. In this capacity, you will perform the duties, undertake the responsibilities and exercise the authority as customary for persons situated in a similar executive capacity. You will report directly to me, and you will promote the business of the Company on a full time basis.

Your compensation will include the following:

•	A bi-weekly salary of $9,615.39 (which when calculated on an annual basis equals $250,000.00);

•	Eligibility for bonus in the Executive Performance Bonus Plan (“Bonus Plan”) targeted at $125,000 annually. This bonus is paid out semi-annually based on the attainment of individual and company performance goals set forth in the Bonus Plan. Payment of the bonus may not occur if the performance goals set forth in the Bonus Plan are not satisfied;

•	Eligibility for you and your family to participate in all of the benefits provided to Vignette’s employees and executives;

•	You will be entitled to four (4) weeks of annual vacation per year under the Company’s vacation policy;

•	You shall be entitled to indemnification by the Company in accordance with the Company’s by-laws and implementing Board resolutions in effect on the date of this letter agreement, or if more favorable to you, the provisions of such by-laws in effect at the time indemnification is requested;

•	The Company shall include you as an additional insured under its directors and officers’ liability insurance which shall be maintained (or replaced by an insurance policy not materially less favorable to you) by the Company during your employment with the Company, and for at least twelve (12) months after your employment terminates (to the extent your employment is not terminated by the Company for Cause); and

•	Reimbursement of up to $1500 in legal fees actually incurred in reviewing the terms of this offer of employment.

Patrick Kelly	Page 2

Subject to you joining Vignette Corporation, you will receive 100,000 stock options through the Vignette Corporation Stock Option Plan with a four year vesting schedule, with twenty five percent of the shares vesting on the first anniversary date of the grant, and an additional 6.25% of this grant vesting quarterly thereafter. In addition, 25,000 shares of restricted stock through the Vignette Corporation Stock Option Plan will be granted which will vest as follows: 5,000 shares will vest on the first anniversary of the grant date, 5,000 shares will vest on the second anniversary of the grant date and the remaining 15,000 shares will vest on the third anniversary of the grant date. The grant date shall be no later than July 28, 2006. Your grants will be subject to the terms of a separate Stock Option Agreement and offer which will be provided to you after approval by the Compensation Committee of Vignette’s Board of Directors.

Should your employment with Vignette be terminated without “Cause” or for “Good Reason,” you will receive severance payments in the equivalent of twelve months of salary, with payment contingent upon execution of a Separation Agreement approved by Vignette, which will include appropriate releases, and restrictive covenants of not more than twelve (12) months. Your severance payments shall not be reduced whether or not you obtain subsequent employment. In the event that you are terminated without “Cause” or for “Good Reason”, during the first 12 months of your employment with the Company, you will receive a guaranteed payment of 50% of your target Executive Performance Bonus in addition to the 12 months of salary outlined above, subject to the same requirement for an appropriate Separation Agreement. These severance payments will be made in substantially equal amounts paid out over twelve (12) months and pursuant to the Company’s normal payroll cycles.

“Cause” for purposes of this Agreement shall be defined as your termination as a direct result of any of the following events which remains uncured after 15 days from the date of notice of such breach is provided to you or which cannot by its nature be cured: (a) material misconduct that results in material harm to the business of the Company; (b) material and repeated failure to perform duties assigned by the CEO or the Board of Directors, which failure is not a result of a disability and results in material harm to the business of the Company; or (c) any material breach of the Company’s policies or of the Proprietary Inventions Agreement which results in material harm to the business of the Company.

“Good Reason” for purposes of this Agreement shall be defined as your resignation as a direct result of any of the following events: (i) a decrease in your Base Salary as set forth in this agreement of more than ten percent (10%); (ii) a substantial reduction in your job duties, position or title; (iii) any material breach by the Company of any provision of this Agreement, which breach is not cured within fifteen (15) days following written notice of such breach from you; (iv) the occurrence of a Change of Control (as defined below) of the Company; or (v) any relocation of the Company’s headquarters office more than twenty-five (25) miles from its site as of the date of this letter.

Change of Control for purposes of this Letter Agreement shall be defined as (x)

Patrick Kelly	Page 3

the acquisition of fifty percent (50%) or more of the beneficial ownership interests, or fifty percent (50%) or more of the voting power, of the Company, either directly or indirectly, in one or a series of related transactions, by merger, purchase or otherwise, by any person or group of persons acting in concert (including, without limitation, any one or more individuals, corporations, partnerships, trusts, limited liability companies or other entities); (y) the disposition or transfer, whether by sale, merger, consolidation, reorganization, recapitalization, redemption, liquidation or any other transaction, of fifty percent (50%) or more by value of the assets of the Company in one or a series of related or unrelated transactions over time.

This offer of employment is contingent upon your execution of this Letter, Employment Application, PRSI Background Check, and satisfaction of the requirements of an I-9 Employment Eligibility Verification Form. Please understand that employment remains “at will”, and neither this letter nor the Stock Option Plan create an employment contract with you.

I am looking forward to having you as a member of the Vignette team.

Sincerely,

/s/ Michael A. Aviles
Michael A. Aviles President and Chief Executive Officer Vignette Corporation

EMPLOYEE ACCEPTANCE

The signing of this letter acknowledges the acceptance of the offer contained herein:

/s/ T. Patrick Kelly	6/19/2006
Employee Signature	Date

/s/ T. Patrick Kelly
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